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                                                                      EXHIBIT 11
                        COMPUTATION OF EARNINGS PER SHARE


                       LANNETT COMPANY, INC AND SUBSIDIARY

                      STATEMENT RE COMPUTATION OF EARNINGS
                                    PER SHARE

                                                  YEAR ENDED JUNE 30                       YEAR ENDED JUNE 30
                                               2001                 2001                 2000             2000
                                            ---------------------------------------------------------------------
                                                          Net Income Shares Net Income Shares
Basic earnings per share factors            $1,829,915              13,206,128        $1,044,969       13,206,128

Effect of potentially dilutive
option plans and debentures:

Employee stock options
                                            ---------------------------------------------------------------------


Diluted earnings per share factors          $1,829,915              13,206,128        $1,044,969       13,206,128
                                            ----------              ----------        ----------       ----------


Basic earnings per share                    $    0.14                                 $     0.08

Diluted earnings per share                  $    0.14                                 $     0.08


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